Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 15, 2018 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2017 and 2016 and for the years then ended, included in Amendment No. 17 to the Offering Statement on Form 1-A dated March 15, 2018 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly Virchow Krause, LLP

Wilkes-Barre, Pennsylvania

March 15, 2018